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                                                                     EXHIBIT 2.4

                                   GUARANTY

     This Guaranty ("Guaranty") is made on January 18, 2001, by TranSwitch Corporation (the "Guarantor"), in favor of the persons listed under the heading "Vendors" on the signature pages hereto (the "Vendors").

                                   Recitals

     Whereas, TranSwitch III, Inc., a Delaware corporation and wholly owned subsidiary of Guarantor (the "Obligor") and the Vendors (as hereinafter defined) are entering into a Share Purchase Agreement of even date regarding the sale by the Vendors of shares of ADV Engineering, a societe anonyme organized under the laws of France, to the Obligor;

     Whereas, as partial payment for such sale, the Obligor has covenanted to the Vendors to pay to Vendors certain consideration in cash or in shares of Guarantor's stock pursuant to the Share Purchase Agreement and a Warranty Agreement by and between Obligor and certain Vendors (the "Warranty Agreement");

     Whereas, as a condition to entering into the Share Purchase Agreement, the Vendors are requiring the Guarantor to guaranty performance of the Obligor's obligations arising under the Share Purchase Agreement and the Warranty Agreement;

     Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties, covenants and conditions set forth in this Guaranty, the Guarantor, intending to be legally bound, does hereby agree as follows:

     1.   Definitions and Terms.

          (a) Definitions. For purposes of this Guaranty, the following terms shall have the following definitions:

               "Bankruptcy Code" means the U.S. Bankruptcy Reform Act, Title 11 of the United States Code, as amended from time to time, or any successor statute.

               "Person" means any natural person, sole proprietorship, general partnership, limited partnership, joint venture, trust, unincorporated organization, association, corporation, public authority, or any other organization, irrespective of whether it is a legal entity.

          (b) Other Terms. Capitalized terms used herein without definition shall have the meaning ascribed to them in the Share Purchase Agreement. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.

     2. Guaranty. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Vendors the due and punctual payment of Obligor's obligations to deliver cash or securities due to the Vendors arising under the Share Purchase Agreement and Warranty Agreement (the "Guaranteed Obligations"). This guaranty of the Guaranteed Obligations includes, but is not limited to, all such Guaranteed Obligations that arise after the filing of a bankruptcy petition with respect to the Obligor and such Guaranteed Obligations that would become due but for the operation of (i) the automatic stay under Section 362(a) of the Bankruptcy Code, or (ii) Section 502(b) of the Bankruptcy Code. This Guaranty is a guaranty of
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prompt and punctual payment of the Guaranteed Obligations and is not merely a guaranty of collection.

     3. Independent Guaranteed Obligations. This Guaranty is independent of the obligations of Obligor arising under the Share Purchase Agreement and the Warranty Agreement. The Vendors may bring a separate action to enforce the provisions hereof against the Guarantor without (a) taking action against the Obligor or any other Person or (b) joining the Obligor or any other Person as a party to such action.

     4.   Term; Revival.

          (a) This Guaranty is irrevocable by the Guarantor. It is a continuing guaranty and shall terminate only upon the full satisfaction of the Guaranteed Obligations.

          (b) The liability of the Guarantor hereunder shall be reinstated and revived, and the rights of the Vendors shall continue, with respect to any amount at any time paid by the Obligor on account of the Guaranteed Obligation which the Vendors shall be required to restore or return upon the bankruptcy, insolvency or reorganization of the Obligor or for any other reason, whether by court order, administrative order or settlement, all as though such amount had not been paid and this Guaranty shall be reinstated if the Guaranteed Obligation had been satisfied prior to the restoration or return of the payment.

     5. Attorneys' Fees; Enforcement. If any attorney is engaged by the Vendors to enforce, construe or defend any provision of (a) this Guaranty or (b) in connection with the enforcement, construction or defense of this Guaranty, with or without the filing of any legal action or preceding, the Guarantor shall pay to the Vendors, immediately upon demand, the amount of all reasonable and appropriate attorneys' fees and costs incurred by the Vendors in connection therewith.

     6. Headings. All headings appearing in this Guaranty are for convenience only and shall be disregarded in construing this Guaranty.

     7. Choice of Law. This Guaranty shall be governed by and construed in accordance with the internal laws of the State of Delaware.

     8. Arbitration. All disputes arising out of or connected with this Guaranty, including a dispute as to the validity or existence of the guaranty, shall be resolved by arbitration in New York conducted in English by a sole arbitrator pursuant to the rules of the United Nations Commission on International Trade Law ("UNCITRAL"). The appointing authority for the purposes of the UNCITRAL rules shall be the International Chamber of Commerce ("ICC").

The decision of the sole arbitrator will be final, the parties hereby formally waiving their right to appeal the decision. The sole arbitrator is authorised to carry out whatever investigation it deems necessary. The sole arbitrator will decide as to how expenses, legal fees and other costs arising out of the arbitration will be borne by the parties.

Unless otherwise agreed by both parties, the arbitrator's decision shall be made within six months of the date of appointment of the arbitrator.

     9. Notices. All notices, demands and other communications that the Guarantor, the Vendors or the Obligor may desire, or may be required to, give in connection herewith shall be in

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writing and shall be sent via registered or certified mail, telecopied or personally delivered and shall be addressed to the party to be notified as follows:

     If to the Vendor:        at the address listed below
                              beneath each seller's name

     If to the Guarantor:     TranSwitch Corporation
                              3 Enterprise Drive
                              Shelton CT 06484
                              Attn:  Chief Financial Officer

     If to the Obligor:       TranSwitch III, Inc.
                              3 Enterprise Drive
                              Shelton, CT 06484
                              Attn:  Robert Pico, President

Any such notice, demand or communication shall be deemed given when received if personally delivered or sent by commercial courier or when confirmation received if sent by Telecopier.

The address of the Guarantor, the Vendors or the Obligor may be changed by notice given in accordance with this paragraph.

     10. Assignment; Binding Effect. Neither the Guarantor nor the Vendors may not assign this Guaranty, whether by operation of law or otherwise, without the prior written consent of the other party. This Guaranty shall be binding upon the Guarantor, its successors and permitted assigns, and shall inure to the benefit of the Vendors and his/its successors and assigns.

     11. Entire Agreement; Modifications. This Guaranty is intended by the Guarantor, and the Vendors to be the final, complete, and exclusive expression of the agreement among them. This Guaranty supersedes all prior and contemporaneous oral and written agreements relating to the subject matter hereof. No modification, rescission, waiver, release, or amendment of any provision of this Guaranty shall be made, except by a written agreement signed by the Guarantor and the Vendors.

     12. Severability. If any provision of this Guaranty shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed from this Guaranty and the remaining parts shall remain in full force as though the invalid, illegal or unenforceable portion had never been part of this Guaranty.

     13. Waivers; Remedies. No failure on the part of the Vendors to exercise, no delay in exercising and no course of dealing with respect to, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

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     IN WITNESS WHEREOF, the Guarantor has executed this Guaranty on the date first above written.

                                    GUARANTOR:

                                    TranSwitch Corporation

                                    /s/ Robert Pico
                                    --------------------------------------------
                                    By:  Robert Pico
                                    Title:  Attorney-in-fact


                                    VENDORS:

                                    /s/ Robert Bousquet
                                    --------------------------------------------
                                    Name:  Robert Bousquet
                                    Address  15 allee du Clos d'Avena, 31 320
                                    Vigoulet Auzil, France

                                    /s/ Robert Bousquet
                                    --------------------------------------------
                                    Name:  Rene Pellat
                                    Address  110 avenue Blanqui, 75013 Paris,
                                    France
                                    Represented by:  Robert Bousquet, as
                                    Attorney-in-fact

                                    /s/ Robert Bousquet
                                    --------------------------------------------
                                    Name:  Baudouin Brunner
                                    Address  95 rue General Leclerc, 77170 Brie
                                    Compte Robert, France
                                    Represented by:  Robert Bousquet, as
                                    Attorney-in-fact

                                    /s/ Robert Bousquet
                                    --------------------------------------------
                                    Name:  Sylvie Bousquet
                                    Address  15 allee du Clos d'Avena, 31 320
                                    Vigoulet Auzil, France
                                    Represented by:  Robert Bousquet, as
                                    Attorney-in-fact

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                                    /s/ Robert Bousquet
                                    --------------------------------------------
                                    Name:  Robert Lacasagne
                                    Address  199 avenue de la Victoire, 83000
                                    Toulon, France
                                    Represented by:  Robert Bousquet, as
                                    Attorney-in-fact

                                    /s/ Robert Bousquet
                                    --------------------------------------------
                                    Name:  Madeleine Lacassagne
                                    Address  199 avenue d la Victoire, 83000
                                    Toulon, France
                                    Represented by:  Robert Bousquet, as
                                    Attorney-in-fact

                                    /s/ Robert Bousquet
                                    --------------------------------------------
                                    Name:  Patricia Baert
                                    Address  28 Kelloveloweg, 1560 Hoeilaart,
                                    Belgium
                                    Represented by:  Robert Bousquet, as
                                    Attorney-in-fact